Exhibit 10.3

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of May 3, 2007, by and between Interactive Brokers Group, Inc., a Delaware company (“IBGI”), and IBG Holdings LLC, a Delaware limited liability company (“IBG Holdings”).

RECITALS:

WHEREAS, IBGI, IBG Holdings, IBG LLC, a Connecticut limited liability company with status as a partnership for U.S. federal income tax purposes (“IBG LLC”), and the members of IBG LLC entered into a certain Exchange Agreement as of May 3, 2007 (the “Exchange Agreement”); and

WHEREAS, in connection with transactions contemplated by the Exchange Agreement, the members of IBG LLC contributed their interests in IBG LLC to IBG Holdings in exchange for membership interests in IBG Holdings and became members of IBG Holdings after giving effect to the transactions contemplated by the Exchange Agreement (such contributors, the “Members”);

WHEREAS, pursuant to the Exchange Agreement, certain interests in IBG LLC will be sold by IBG Holdings to IBGI (the “Original Sale”) in exchange for cash and the right to certain payments equal to a portion of any tax benefits realized by IBGI as the result of the sale; and

WHEREAS, certain series of membership interests in IBG Holdings may be tendered over time by the Members for redemption by IBG Holdings pursuant to the Exchange Agreement, and, as necessary to obtain the consideration necessary to give effect to such rights of redemption, IBG Holdings has the right to sell to IBGI a corresponding number of IBG LLC interests in exchange for cash and a portion of any tax benefits realized by IBGI as the result of such sale and exchange (an “Exchange”); and

WHEREAS, any tax benefits from the Original Sale or from an Exchange will result from IBG LLC’s having in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which the Original Sale or the Exchange, as applicable, occurs, which election will result in an adjustment to IBGI’s share of the tax basis of the assets owned by IBG LLC as of the date of the Original Sale or the Exchange, with a consequent result on the taxable income subsequently derived therefrom; and

WHEREAS, immediately following the Original Sale, IBGI will become the managing member of IBG LLC and exercise control of IBG LLC, including of its business and affairs; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by IBGI as the result of the Original Sale and Exchanges as contemplated by the Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means an accounting or law firm that is nationally recognized as being expert in Covered Tax matters, as determined by the Audit Committee.  The Audit Committee shall select the Advisory Firm.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by IBGI to IBG Holdings and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to IBG Holdings.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the preamble.

“Amended Tax Benefit Schedule” is defined in Section 2.05(b) of this Agreement.

“Assumed Tax Liability means the actual liability for Covered Taxes of IBGI; provided that in computing the Assumed Tax Liability of IBGI for any Covered Taxable Year, the deductions for interest expense shall not exceed the amount of such deductions to which IBGI would be entitled if the amount and terms of indebtedness of IBGI during such Covered Taxable Year were the same as the indebtedness of IBGI in place on the Original Sale Date.

“Audit Committee” means the audit committee of the board of directors of IBGI.

“Basis Adjustment” means the increase or decrease to the tax basis of, or IBGI’s share of the tax basis of, IBG LLC’s assets (i) under Sections 734(b), 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise tax law as a result of the Original Sale, (ii) under Section 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise tax law as a result of any Exchange and (iii) under Sections 743(b) and 754 as a result of any payments under this Agreement.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Change Notice” means a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice with respect to Covered Taxes from any Taxing Authority with respect to the treatment of the Original Sale or any Exchange.

“Code” means the Internal Revenue Code of 1986, as amended  (or any successor U.S. federal income tax statute and the corresponding provisions thereof).

“Covered Taxable Year” means any Taxable Year of IBGI ending after the Original Sale Date and on or before the Scheduled Termination Date or Early Termination Date, as applicable.

“Covered Taxes” means any tax imposed under Subtitle A of the Code or any other provision of U.S. federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code) and U.S. state and local income and franchise taxes.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise tax law, as applicable.

“Early Termination Date” is the last day of the Taxable Year in which an Early Termination Notice is given.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” shall mean, as of the date of an Early Termination Notice, a payment equal to the present value, discounted at the Termination Rate, of all Tax Benefit Payments that would be required to be paid by IBGI to IBG Holdings during the period from the date of the Early Termination Notice through the Scheduled Termination Date assuming the Valuation Assumptions are applied.

“Exchange” is defined in the recitals.

“Exchange Agreement” is defined in the recitals.

“Exchange Assets” means the assets owned by IBG LLC as of an applicable Exchange Date (and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).

“Exchange Basis Schedule” is defined in Section 2.04(a) of this Agreement.

“Exchange Date” means the date on which an Exchange is effected.

“Final Adjustment” is defined in Section 3.03(b).

“Governmental Entity” means any U.S. federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other domestic governmental authority or instrumentality.

“Hypothetical Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have at such time if no Basis Adjustment had been made as a result of the Original Sale or an applicable Exchange, as the case may be.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of IBGI using the same methods, elections, conventions and similar practices used on the actual Tax Returns of IBGI, but using the Hypothetical Tax Basis instead of the actual tax basis of each relevant asset and excluding any deduction attributable to the Imputed Interest.

“IBG Holdings” is defined in the preamble.

“IBG Holdings Operating Agreement” means the Operating Agreement of IBG Holdings dated as of May 3, 2007.

“IBGI” is defined in the preamble.

“Imputed Interest” and “Imputed Principal” shall mean the portion of a payment treated as interest or principal, as applicable, under Section 1272, 1274 or 483 or other provision of the Code and the similar section of the applicable U.S. state or local income or franchise tax law with respect to IBGI’s payment obligations to IBG Holdings under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Members” is defined in the recitals.

“Original Assets” means the assets owned by IBG LLC as of the date of the Original Sale and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset.

“Original Sale” is defined in the recitals.

“Original Sale Basis Schedule” is defined in Section 2.02 of this Agreement.

“Original Sale Date” means the date on which the Original Sale is effected.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Potential Reduction” is defined in Section 3.03(a) of this Agreement.

“Preliminary Termination Notice” is defined in Section 4.02(b).

“Proceeding” a suit, action or proceeding relating to this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Assumed Tax Liability for such Covered Taxable Year, less the fees, charges and expenses of the Advisory Firm and the expert described in Section 7.09 related to this Agreement paid by IBGI in the relevant Covered Taxable Year.  If all or a portion of the Assumed Tax Liability for Covered Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Benefit or the Realized Tax Detriment unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the Assumed Tax Liability of IBGI over the Hypothetical Tax Liability for such Covered Taxable Year, plus the fees, charges and expenses of the Advisory Firm and the expert described in Section 7.09 related to this Agreement paid by IBGI in the relevant Covered Taxable Year.  If all or a portion of the Assumed Tax Liability arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.02 of this Agreement.

“Scheduled Termination Date” shall mean the date on which this Agreement would terminate in the absence of an Early Termination Notice as provided in Section 4.01.

“Senior Obligations” means principal, interest or other amounts due and payable in respect of any debt of IBGI for borrowed funds.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.05(a) of this Agreement.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise tax law, as applicable (and,

therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Tax Return” means any return or filing required to be made with respect to Covered Taxes, including amended returns, for any Taxable Year with any Taxing Authority.

“Taxing Authority” means the IRS and any state or local Governmental Entity responsible for the administration of Covered Taxes.

“Termination Rate” means the Applicable Treasury Rate plus 300 basis points, where the “Applicable Treasury Rate” means a rate equal to the yield to maturity as of the date an Early Termination Notice is delivered of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519)) of ten years.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of any Valuation Date, the assumptions described in Schedule A to this Agreement.

“Valuation Date” means the date of an Early Termination Notice for purposes of determining an Early Termination Payment.

ARTICLE II

Determination of Realized Tax Benefit or Realized Tax Detriment

SECTION 2.01.  Original Sale Basis Adjustment.  IBGI and IBG Holdings hereby acknowledge and agree that (i) IBG Holdings will recognize gain on the Original Sale under Section 741 of the Code, and (ii) IBGI’s share of the basis in the Original Assets shall be increased by the excess of its adjusted basis in the interests in IBG LLC acquired by IBGI in the Original Sale, adjusted to take into account the Imputed Principal of Tax Benefit Payments as made, over the acquired interests’ proportionate share of the basis of the Original Assets on the Original Sale Date.

SECTION 2.02.  Original Sale Basis Schedule.

(a)           Generally.  Within 120 calendar days after the Original Sale Date, IBGI shall deliver (or cause IBG LLC to deliver) to IBG Holdings a schedule (the “Original Sale Basis Schedule”) that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the actual tax basis as of the Original Sale Date of the Original Assets, (ii) the Basis Adjustment with respect to the Original Assets as a result of the Original Sale and (iii) the period or periods, if any, over which the Original Assets are amortizable or depreciable for U.S. federal income tax purposes.  At the time IBG LLC delivers the Original Sale Basis Schedule to IBG Holdings, IBGI shall (x) deliver (or cause IBG LLC to deliver) to IBG Holdings schedules and work papers providing reasonable detail regarding the preparation of the Original Sale Basis Schedule and an Advisory Firm Letter supporting such Original Sale Basis Schedule and (y) allow IBG Holdings reasonable access to the appropriate representatives at IBGI, IBG LLC and the Advisory Firm in connection with its review of such schedule.  The Original Sale Basis Schedule shall become final and binding on the parties unless IBG Holdings, within 30 calendar days after receiving such Original Sale Basis Schedule, provides IBGI with notice of a material objection to such Original Sale Basis Schedule made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to IBGI, IBGI and IBG Holdings shall employ the Reconciliation Procedures.

(b)           Amendments to Original Sale Basis Schedule.  The Original Sale Basis Schedule may be amended from time to time by IBGI with the consent of the Audit Committee (i) in connection with a Determination, (ii) to correct inaccuracies to the Original Sale Basis Schedule identified after the Original Sale Date as a result of the receipt of additional information relating to facts or circumstances on or prior to the Original Sale Date or (iii) to comply with the expert’s determination under the Reconciliation Procedures.  At the time IBGI delivers such amended Original Sale Basis Schedule to IBG Holdings, it shall (x) deliver to IBG Holdings schedules and work papers providing reasonable detail regarding the preparation of the amended Original Sale Basis Schedule and an Advisory Firm Letter supporting such amended Original Sale Basis Schedule and (y) allow IBG Holdings reasonable access to the appropriate representatives at IBG, IBG LLC and the Advisory Firm in connection with its review of such schedule.  The amended Original Sale Basis Schedule shall become final and binding on the parties unless IBG Holdings, within 30 calendar days after receiving such amended Original Sale Basis Schedule, provides IBGI with notice of a material objection to such amended Original Sale Basis Schedule made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to IBGI, IBGI and IBG Holdings shall employ the Reconciliation Procedures.

SECTION 2.03.  Basis Adjustment Attributable to an Exchange.  Pursuant to an Exchange, IBG Holdings shall sell and exchange a number of interests in IBG LLC to IBGI as necessary to provide IBG Holdings with consideration to give effect to any redemption of interests of the Members in IBG Holdings.  The parties hereto acknowledge that (i) IBG Holdings will recognize taxable gain or loss on the Exchange for U.S. federal income tax purposes under Section 741 of the Code, and (ii) IBGI’s share of the basis in the Exchange Assets shall be increased by the excess, if any, of (A) adjusted basis in the interests in IBG LLC acquired by IBGI, adjusted to take into account the Imputed Principal of any Tax Benefit Payments as made by IBGI with respect thereto, over (B) IBGI’s proportionate share of the basis of the Exchange Assets immediately after the Exchange attributable to the IBG LLC interests exchanged.  IBGI and IBG Holdings will treat such gain and basis adjustment as occurring entirely on the Exchange Date unless there is a Determination to the contrary.

SECTION 2.04.  Exchange Basis Schedule.

(a)           Generally.  Within 120 calendar days after the end of a Covered Taxable Year in which any Exchange has been effected, IBGI shall deliver (or cause IBG LLC to deliver) to IBG Holdings a schedule (the “Exchange Basis Schedule”) approved by the Audit Committee that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the actual tax basis as of the first applicable Exchange Date in such Covered Taxable Year of the Exchange Assets, (ii) the Basis Adjustment with respect to the Exchange Assets as a result of the Exchanges effected in such Covered Taxable Year, calculated in the aggregate, and (iii) the period or periods, if any, over which the Exchange Assets are amortizable or depreciable.  At the time IBGI delivers (or causes IBG LLC to deliver) the Exchange Basis Schedule to IBG Holdings, it shall (x) deliver (or cause IBG LLC to deliver) to IBG Holdings schedules and work papers providing reasonable detail regarding the preparation of the Exchange Basis Schedule and an Advisory Firm Letter supporting such Exchange Basis Schedule and (y) allow IBG Holdings reasonable access to the appropriate representatives at IBGI, IBG LLC and the Advisory Firm in connection with its review of such schedule.  The Exchange Basis Schedule shall become final and binding on the parties unless IBG Holdings, within 30 calendar days after receiving such Exchange Basis Schedule, provides IBGI with notice of a material objection to such Exchange Basis Schedule made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to IBGI, IBGI and IBG Holdings shall employ the Reconciliation Procedures.

(b)           Amendments to Exchange Basis Schedule.  The Exchange Basis Schedule may be amended from time to time by IBGI with the consent of the Audit Committee (i) in connection with a Determination, (ii) to correct inaccuracies to the original Exchange Basis Schedule identified after the date of the Exchange as a result of the receipt of additional information or (iii) to comply with the expert’s determination under the Reconciliation Procedures.  At the time IBGI delivers such amended Exchange Basis Schedule to IBG Holdings, it shall (x) deliver to IBG Holdings schedules and work papers providing reasonable detail regarding the preparation of the amended Exchange Basis Schedule and an Advisory Firm Letter supporting such amended Exchange Basis Schedule and (y) allow IBG Holdings reasonable access to the appropriate representatives at IBGI, IBG LLC and the Advisory Firm in connection with its review of such schedule.  The amended Exchange Basis Schedule shall become final and binding on the parties unless IBG Holdings, within 30 calendar days after receiving such amended Exchange Basis Schedule, provides IBGI with notice of a material objection to such amended Exchange Basis Schedule made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to IBGI, IBGI and IBG Holdings shall employ the Reconciliation Procedures.

SECTION 2.05.  Tax Benefit Schedule.

(a)           Generally.  Within 10 calendar days after filing its U.S. federal income Tax Return for the relevant Covered Taxable Year, IBGI shall provide to IBG Holdings a schedule approved by the Audit Committee showing, in reasonable detail, the calculation of IBGI’s Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year (the “Tax Benefit Schedule”).  At the time IBGI delivers the Tax Benefit Schedule to IBG Holdings it shall (i) deliver to IBG Holdings schedules and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and an Advisory Firm Letter supporting such Tax Benefit Schedule and (ii) allow IBG Holdings reasonable access to the appropriate representatives at IBGI, IBG LLC and the Advisory Firm in connection with its review of such schedules.  The Tax Benefit Schedule shall become final and binding on the parties unless IBG Holdings, within 30 calendar days after receiving such Tax Benefit Schedule, provides IBGI with notice of a material objection to such Tax Benefit Schedule made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt thereof by IBGI, IBGI and IBG Holdings shall employ the Reconciliation Procedures.

(b)           Amendments to Tax Benefit Schedule.  A Tax Benefit Schedule for any Covered Taxable Year may be amended from time to time by IBGI with the consent of the Audit Committee (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the original Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to a Covered Taxable Year after the date the Tax Benefit Schedule was provided to IBG Holdings, (iii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Covered Taxable Year, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to an amended tax return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures.  At the time IBGI delivers such an amended Tax Benefit Schedule pursuant to this Section 2.05(b) (an “Amended Tax Benefit Schedule”) to IBG Holdings it shall (x) deliver to IBG Holdings schedules and work papers providing reasonable detail regarding the preparation of the Amended Tax Benefit Schedule and an Advisory Firm

Letter supporting such Amended Tax Benefit Schedule and (y) allow IBG Holdings reasonable access to the appropriate representatives at IBGI, IBG LLC and the Advisory Firm in connection with its review of such schedule.  Such Amended Tax Benefit Schedule shall become final and binding on the parties unless IBG Holdings, within 30 calendar days after receiving such Amended Tax Benefit Schedule, provides IBGI with notice of a material objection to such Amended Tax Benefit Schedule made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to IBGI, IBGI and IBG Holdings shall employ the Reconciliation Procedures.

(c)           Applicable Principles.  The Realized Tax Benefit or Realized Tax Detriment for each Covered Taxable Year is intended to measure the decrease or increase in the actual Covered Tax liability of IBGI for such Covered Taxable Year attributable to the Basis Adjustment and Imputed Interest, determined using a “with and without” methodology.  For avoidance of doubt, the actual Covered Tax liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under the Code based upon the characterization of the Tax Benefit Payment as additional consideration payable by IBGI for the IBG LLC interests acquired in the Original Sale or an Exchange, as applicable.  Carryovers or carrybacks of any Covered Tax item attributable to the Basis Adjustment and Imputed Interest (determined using such “with and without” methodology) shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Covered Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.

SECTION 2.06.  No Certainty of Tax Benefit.  Tax Benefit Payments will only be made based upon Realized Tax Benefits.  The parties acknowledge that circumstances may exist where either no Basis Adjustment results from an Exchange, no positive Basis Adjustment results from an Exchange or no Tax Benefit is realized as the result of a positive Basis Adjustment resulting from an Exchange.  For example, if as the result of overlapping ownership of IBGI and IBG Holdings IBGI and IBG Holdings are “related persons” within the meaning of the anti-churning rules of Code Section 197(f)(9), the portion of the Basis Adjustment allocable to good will for the account of IBGI will not be subject to amortization.  In any such circumstance, Tax Benefit Payments that would otherwise have become due will not become due or will become due in greatly reduced amounts.

ARTICLE III

Tax Benefit Payments

SECTION 3.01.  Payments.

(a)           Except as provided in Section 3.03, within three calendar days of the delivery of the Tax Benefit Schedule to IBG Holdings for any Covered Taxable Year, IBGI shall pay to IBG Holdings an amount equal to the Tax Benefit Payment (as defined below) for such Covered Taxable Year.  Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account of IBG Holdings previously designated by IBG Holdings to IBGI.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated federal income tax payments.

(b)           A “Tax Benefit Payment” shall equal 85% of IBGI’s Realized Tax Benefit, if any, for a Covered Taxable Year,

increased by:

(1)           interest calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return for such Covered Taxable Year); and

(2)           85% of the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Covered Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment) reflected on the Tax Benefit Schedule for such previous Covered Taxable Year, and decreased by:

(3)           an amount equal to 85% of IBGI’s Realized Tax Detriment (if any) for any previous Covered Taxable Year; and

(4)           85% of the amount of the excess Realized Tax Benefit reflected on the Tax Benefit Schedule for a previous Covered Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment) reflected on the Amended Tax Benefit Schedule for such previous Covered Taxable Year;

provided, however, that the amounts described in clauses 3.01(b)(2), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent of such amounts taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year.

SECTION 3.02.  No Duplicative Payment.  No duplicative payment of any amount (including interest) will be required under this Agreement.

SECTION 3.03.  Suspension of Tax Benefit Payments Following Change Notice.  If IBGI or IBG LLC receives a Change Notice, which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit (or the increase in the amount of Realized Tax Detriment) with respect to a Covered Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments IBGI will be required to pay to IBG Holdings with respect to Covered Taxable Years after and including the taxable year in which the Change Notice is received (either, a “Potential Reduction”), prompt written notice shall be given to IBG Holdings, and Tax Benefit Payments shall be suspended as necessary to maintain the status quo until a Determination is reached with respect to the Change Notice.

SECTION 3.04.  Repayment or Additional Payment of Tax Benefit upon Final Adjustment.  If a Determination with respect to the Change Notice results in a reduction (or increase) in the amount that should have been paid as any Tax Benefit Payment (the “Final Adjustment”), then not later than 30 days after IBGI provides IBG Holdings with a copy of the Determination, IBG Holdings shall pay or cause to be paid to IBGI 85% of the Final Adjustment in the case of a reduction, or IBGI shall pay to IBG Holdings 85% of the Final Adjustment in the case of an increase.  All suspended Tax Benefit Payments, adjusted as necessary to reflect the Determination, shall promptly be made.

ARTICLE IV

Termination

SECTION 4.01.  Scheduled Termination Date.  This Agreement shall terminate effective upon the earlier of (i) the end of the Taxable Year that includes the 50th anniversary of the Original Sale Date, or (ii) the end of the Taxable Year that includes the 16th anniversary of the date upon which all rights of sale and exchange granted under the Exchange Agreement have terminated.  Upon the Scheduled Termination Date, IBGI shall have no further payment obligations under this Agreement, other than for (i) any Tax Benefit Payment agreed to by IBGI and IBG Holdings as due and payable but unpaid as of the Scheduled Termination Date and (ii) any Tax Benefit Payment with respect to the Covered Taxable Year ending with the Scheduled Termination Date.

SECTION 4.02.  Early Termination.

(a)           At any time after the 25th anniversary of the date of this Agreement, IBGI may terminate this Agreement with the consent of the Audit Committee effective as of the Early Termination Date by paying to IBG Holdings the Early Termination Payment as provided in paragraph (c) below.  Upon payment of the Early Termination Payment by IBGI, IBGI shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by IBGI and IBG Holdings as due and payable but unpaid as of the Early Termination Date and (ii) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the Early Termination Date (except to the extent that the amount described in clause (i) or (ii) is included in the Early Termination Payment).

(b)           If IBGI intends to exercise its right of early termination, it shall first provide at least 60 days’ (but not more than 90 days’) prior written notice of its intention to exercise its termination rights with respect to this Agreement to IBG Holdings (the “Preliminary Termination Notice”); and, for the next succeeding 30 days, IBG Holdings shall have the right to sell and exchange its interests in IBG LLC in accordance with the Exchange Agreement.  To exercise its right of early termination under Section 4.02(a) above, within 60 days following the requisite Preliminary Termination Notice to IBG Holdings, IBGI shall deliver to IBG Holdings a notice (the “Early Termination Notice”) specifying IBGI’s intention to exercise its right of termination and showing in reasonable detail the calculation of the Early Termination Payment.  At the time IBGI delivers the Early Termination Notice to IBG Holdings, IBGI shall (i) deliver to IBG Holdings schedules and work papers providing reasonable detail regarding the calculation of the Early Termination Payment, in a manner consistent with the definition of such term and an Advisory Firm Letter supporting such calculation and (ii) allow IBG Holdings reasonable access to the appropriate representatives at IBGI, IBG LLC and the Advisory Firm in connection with its review of such calculation.  The calculation contained in such Early Termination Notice shall become final and binding on the parties unless IBG Holdings, within 30 calendar days after receiving such calculation, provides IBGI with notice of a material objection to such calculation made in good faith and in reasonable detail.  If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such calculation within 30 calendar days after such notice of material objection, IBGI, and IBG Holdings shall employ the Reconciliation Procedures.

(c)           Within forty-five (45) calendar days after the delivery to IBG Holdings of the Early Termination Notice or ten (10) days after any amendment to the Early Termination Notice, IBGI shall pay to IBG Holdings an amount equal to the Early Termination Payment.  Such payment shall be made by wire transfer of immediately available funds to a bank account designated by IBG Holdings.

(d)           For the avoidance of doubt, IBG Holdings shall not be entitled to cause an early termination of this Agreement.

ARTICLE V

Subordination and Late Payments

SECTION 5.01.  Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by IBGI to IBG Holdings under this Agreement shall rank subordinate and junior in right of payment to any Senior Obligations and shall rank pari passu with all current or future unsecured obligations of IBGI that are not Senior Obligations.

SECTION 5.02.  Late Payments by IBGI.  The amount of all or any portion of a payment not made to IBG Holdings when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such payment was due and payable.

ARTICLE VI

Election; No Disputes; Consistency; Cooperation

SECTION 6.01.  Election to be Filed.  As managing member of IBG LLC, IBGI shall cause IBG LLC to file an election under Section 754 of the Code commencing with its Taxable Year in which the Original Sale occurs.

SECTION 6.02.  IBG Holdings Participation In IBGI Tax Matters.  Except as otherwise provided herein, IBGI shall have full responsibility for, and sole discretion over, all matters concerning Covered Taxes of IBGI and IBG LLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Covered Taxes.  Notwithstanding the foregoing, IBGI shall notify IBG Holdings of, and keep IBG Holdings reasonably informed with respect to, and IBG Holdings shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of IBGI by a Taxing Authority the outcome of which is reasonably expected to affect IBG Holdings’ rights under this Agreement.  IBGI shall provide to IBG Holdings reasonable opportunity to provide information and other input to IBGI and its advisors concerning the conduct of any such portion of such audits.  IBGI shall not settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustment or the deduction of Imputed Interest without the consent of the Audit Committee and IBG Holdings, which consent IBG Holdings shall not unreasonably withhold, condition or delay.

SECTION 6.03.  Consistency.  Unless there is a Determination to the contrary, IBGI, IBG Holdings and the Members (in accordance with the IBG Holdings Operating Agreement), on their own behalf and on behalf of each of their affiliates, agree to report and cause to be reported for all U.S. purposes, including for purposes of all Covered Taxes and U.S. financial reporting purposes, all items related to Covered Taxes and this Agreement (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by IBGI in any schedule, letter or certificate required to be provided by or on behalf of IBGI under this Agreement.  In the event that an Advisory Firm is replaced with another firm acceptable to the Audit Committee, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or IBGI, the Audit Committee and IBG Holdings agree to the use of other procedures and methodologies.

SECTION 6.04.  Cooperation.  IBG Holdings shall (and shall cause its affiliates to) (i) furnish to IBGI in a timely manner such information, documents and other materials as IBGI may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make its employees available to IBGI and its representatives to provide explanations of documents and materials and such other information as IBGI or its representative may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter.

ARTICLE VII

General Provisions

SECTION 7.01.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to IBGI, to:

One Pickwick Plaza
Greenwich, CT 06830
Fax: (203) 618-5934
Attention: Thomas Peterffy, Chairman, Chief Executive Officer and President

with a copy to:

Dechert LLP
30 Rockefeller Plaza
New York, NY 10112
Fax: (212) 698-3599
Attention: Adam M. Fox, Esq.

if to IBG Holdings, to:

One Pickwick Plaza
Greenwich, CT 06830
Fax: (203) 618-5934
Attention: Thomas Peterffy, Managing Member

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 7.02.  Reconciliation.  In the event that IBGI and IBG Holdings are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the

Advisory Firm), which expert is mutually acceptable to both parties and the Audit Committee.  If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by IBGI, subject to adjustment or amendment upon resolution.  The determinations of the expert pursuant to this Section 7.02 shall be binding on IBGI, IBG LLC and IBG Holdings absent manifest error.

SECTION 7.03.  Withholding.  IBGI shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as IBGI is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by IBGI, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to IBG Holdings.  Each party will cooperate to minimize withholding obligations, if any, with respect to payments required hereunder.

SECTION 7.04.  Submission to Jurisdiction; Waivers.  With respect to any Proceeding, each party to this Agreement irrevocably (i) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the U.S. located in the Borough of Manhattan in New York City or the State of Delaware; (ii) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (iii) consents to the service of process at the address set forth for notices in Section 7.01 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (iv) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

SECTION 7.05.  Amendments.  No amendment to this Agreement shall be effective unless it is (i) in writing, (ii) signed by IBGI and IBG Holdings and (iii) approved by the Audit Committee.

SECTION 7.06.  Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.07.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.08.  Successors’ Assignment.  IBG Holdings may assign its rights to Tax Benefit Payments pursuant to this Agreement to any of the Members without the prior written consent of IBGI and the Audit Committee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, IBG Holdings may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness.  IBGI may not assign any of its rights, interests or entitlements under this Agreement without the consent of IBG Holdings, not to be unreasonably withheld or delayed.  Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of IBGI.

SECTION 7.09.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 7.10.  Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.11.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws.

IN WITNESS WHEREOF, IBGI and IBG Holdings have duly executed this Agreement as of the date first written above.

INTERACTIVE BROKERS GROUP, INC.

By:	/s/ Thomas Peterffy
	Name:	Thomas Peterffy
	Title:	Chairman, Chief Executive Officer and
President

Address:		One Pickwick Plaza
Greenwich, CT 06830

IBG HOLDINGS LLC

By:	/s/ Thomas Peterffy
	Name:	Thomas Peterffy
	Title:	Managing Member

Address:		One Pickwick Plaza
Greenwich, CT 06830